Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Anheuser-Busch InBev SA/NV:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2009, with respect to the consolidated balance sheets of Anheuser-Busch InBev SA/NV and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, recognized income and expenses and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Registration Statement on Form 20-F of Anheuser-Busch InBev SA/NV.

KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises

Statutory auditor

represented by

/s/ Jos Briers

Réviseur d’Entreprises/Bedrijfsrevisor

Brussels, BELGIUM

February 24, 2010